                                                                    EXHIBIT 99.2

                         Asyst Technologies, # 11022570
                Asyst Technologies Third Quarter 2005 Fiscal Year
                         February 2, 2005, 2:00 p.m. PT
                             Moderator: John Swenson

Operator:         Good afternoon, ladies and gentlemen, and welcome to the
                  Asyst Technologies Third Quarter 2005 Fiscal Year Conference
                  Call. At this time, all participants are in a listen-only mode. Following today's presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star, followed by the zero, on your touch tone phone. And as a reminder, this conference is being recorded today, Wednesday, February 2nd, of 2005. I would now like to turn the conference over to Mr. John Swenson. Please go ahead, sir.

John Swenson:     Thank you, operator. Good afternoon, everyone, and
                  welcome to the Fiscal 2005 Third Quarter Conference Call for
                  Asyst Technologies. A press release detailing our results for the quarter was distributed via Business Wire at approximately
                  1 p.m. Pacific Time this afternoon, February 2nd, 2005. The release will be posted to our website, which is at www.Asyst.com. To access the release, interested parties should click on the investor relations link, followed by the press release link.

                  I need to remind you that during today's call, we will be making forward-looking statements. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These risk factors are described in our most recently filed reports with the SEC, as well as the earnings release. We also will present non-GAAP financial information in this conference call. For a description of what is excluded from non-GAAP results and a reconciliation of GAAP to non-GAAP results, please refer to the press release, which again is posted on our website.

                  Now to our conference call. With us today are Steve Schwartz, Chairman and CEO, Warren Kocmond, Senior Vice President of Worldwide Operations, and Bob Nikl, our Chief Financial Officer. Bob will begin with a discussion of the financial results for the fiscal third quarter. Warren will follow with operational highlights, and then Steve will provide a strategic overview. After the formal comments, we will be happy to take your questions. And now I'll turn the call over to Bob Nikl. Bob?

Bob Nikl:         Thank you, John. Results for the fiscal third quarter
                  generally exceeded the guidance we provided in late December.
                  Consolidated net sales for the quarter were $164.4 million, reflecting a decrease of 4%, from $168.6 million in the prior sequential quarter, but up 115% from the $74.9 million we achieved in the fiscal third quarter a year ago. Net sales in the base business at ATI were $52.1 million, which is slightly better than guidance and reflects a decline of 24%, compared with $68.8 million in the prior sequential quarter. Consistent with what we indicated in December, this was driven by the decline in our 200 millimeter business, which was down 59% quarter over quarter. On a year over year basis, total ATI sales were up 23%, driven by the increase in 300 millimeter sales. Net sales at our Asyst/Shinko joint venture were $109.3 million, compared with $99.8 million in the prior sequential quarter.
                  ASI's sales substantially exceeded our guidance, which was largely attributable to significant December activity across a number of customer projects. The increase was driven by 300 millimeter, which was up 81% versus the prior sequential quarter, to $58.8 million. Sales related to flat panel displays were $46.2 million, which as expected is down from $67.4 million last quarter. We completed an additional 28% of our large, flat panel project in the third quarter, and 27% of that project was in backlog as of the end of the period.

                  Warren will discuss gross margin performance in his comments, but the general note here is that ASI was basically in line with guidance, at 10% margin, while ATI outperformed at 35%.

                  Moving on now to operating expenses, our reported spending for R&D and SG&A was $32.5 million, but this is not representative of our current run rate of opex. As we told you in December, this includes approximately $1.7 million of accounting and legal costs related to our delayed closing last quarter and the audit committee investigation. It also includes $3.6 million to increase ASI's reserve for doubtful accounts. We believe this provision is appropriate, given the aging of certain receivables and where we are in the semiconductor cycle. Excluding these items, our level of spending was $27.2 million, which is down $1 million from the prior quarter. This reflects our ongoing cost reduction efforts at ATI, but very little of the expected benefit as yet from our December restructuring. The majority of those savings are expected to benefit the P&L beginning in the current quarter.

                  As we disclosed in December, we also incurred approximately $1.1 million in restructuring charges and a $4.6 million impairment related to our Asyst Japan robotics manufacturing facility, which we are no longer using as as a result of outsourcing and consolidation into other facilities.

                  Other income was $.3 million, compared with other expense of $.8 million last quarter. The $1.1 million improvement resulted from higher royalty income and positive foreign exchange impact. Net loss for the fiscal third quarter on a GAAP basis, which includes all items, was $11.6 million, or 24 cents per share. The non-GAAP net loss for the quarter was $1.8 million, or four cents per share, which is approximately $3 million or six cents better than the high end of guidance. The non-GAAP net loss includes our provision for bad debt, but excludes the restructuring, impairment, and special audit and legal costs. The $3 million of upside to guidance was driven by higher sales and gross margin, as well as higher other income at ATI.

                  Now I'd like to move on to the balance sheet. Cash, cash equivalents, and short-term investments quarter end totaled $131 million, up from $116 million at the end of September. We generated approximately $14 million of free cash for the quarter. Accounts receivable totaled $200 million as of the end of the quarter, which is down from $213 million at the end of September. DSO was 112 days, which is down from 114 days in the prior quarter. Inventory at the end of the quarter was $42 million, which is down from $46 million at the end of September, and short-term debt, as of the end of the quarter, was $36 million, up from $35 million at the end of September. All of this debt is in Japan, at an average interest rate of approximately 1.4%.

                  Now to our outlook. For the fiscal fourth quarter ending in March, we expect to report consolidated net sales in the range of $120 million to $130 million. We expect ATI to be in the range of $35 million to $40 million, and ASI to be in the range of 85 to 90. We expect to report a GAAP net loss in the range of $9 million to $11 million, or 19 to 23 cents per share, including restructuring charges of approximately half a million dollars. [We expect the non-GAAP net loss to be in the range of $6 million to $8 million, or 12 to 16 cents per share.] CORRECTION: THE STATEMENT BRACKETED ABOVE WAS IN ERROR, AND WAS CORRECTED DURING THE QUESTION-AND-ANSWER SESSION THAT FOLLOWS THESE FORMAL COMMENTS. THE ABOVE [BRACKETED] SENTENCE SHOULD HAVE READ, "WE EXPECT THE NON-GAAP NET LOSS TO BE IN THE RANGE OF $5 MILLION TO $7 MILLION, OR 10 TO 14 CENTS PER SHARE."

                  One final note -- we mentioned in the last conference call that we were recruiting for a number of financial positions to improve the level of functional accuracy and consistency at Asyst/Shinko, and I am pleased to report that we will be bringing on two new people there during the current quarter. One of these will be in charge of internal audit, and another will handle cash management. We have more to do at ASI, but these hires are important elements of our plan for improving the level of predictability, operational control, and reporting out of that organization.

                  With that, I will turn the call over to Warren Kocmond.
                  Warren?

Warren Kocmond:   Thank you, Bob. We had a solid quarter at ATI from an
                  operations perspective, and that will be the highlight of my comments today. Before I get to that, I have some detail on bookings for the quarter. Total consolidated net bookings in the quarter were $154 million, which compares with $233 million in the prior quarter. This is consistent with the general guidance we provided in December. The headline in the third quarter bookings is the $103 million of 300 millimeter semiconductor AMHS at ASI, an amount that is roughly double the best quarter we've ever had. Recognizing that the flow of AMHS bookings is so irregular, we have often looked at rolling two quarter bookings as a reasonable indicator of the bookings trend in AMHS, and on that basis, the past quarter marked the third consecutive quarter of growth. We believe this reflects the growth of 300 millimeter in general, as well as ASI's solid 300 millimeter position among the customers that are strong and continuing to invest in capacity. The growth is especially apparent, because ASI had a limited market presence in 200 millimeter and because the fab's investment in AMHS at 300 millimeter is roughly three times the typical investment at 200 millimeter.

                  ASI had $5.4 million of flat panel bookings, and $7.7 million of 200 millimeter bookings. Third quarter bookings at ATI were $37.3 million, down 37% from

                  $59 million in the prior quarter. 300 millimeter bookings at ATI were down 17% and 200 millimeter bookings were down 46%.

                  Moving to net bookings by region, the results were as follows. North America, 12%, Japan, 23%, Asia Pacific, 62%, and Europe, 3%. Our consolidated backlog stood at approximately $199 million, as of the end of the quarter.

                  Now I have some detail on gross margins. Despite a 24% decrease in sales and further decline in the high margin 200 millimeter SMIF business, gross margin at ATI improved by a point to 35%. We were able to offset some of the mix impact of the falloff in 200 millimeter by turning several million dollars of higher margin, short lead time products, such as RFID and spares, late in the quarter. In addition, we gained significant traction on materials costs reductions and drove four gross margin points of improvement in our manufacturing operations and supply chain expenses.

                  At the same time, we have steadily improved our customer satisfaction metrics throughout the year, and exited the third quarter with greater than 95% on-time delivery. Considering that we were struggling to ramp a new supply chain and our on-time delivery was poor just one year ago, we're pleased with the current level of performance and the rapid rate of improvement. This clearly reflects the traction we are achieving in lead time reduction and cost reduction throughout the supply chain at ATI and is further validation of the strength of our outsourced model. We believe this operating performance is sustainable, and we will focus on continuous improvements from here.

                  Looking into the March quarter, we are driving further material cost reductions and an additional two points of improvement in our manufacturing and supply chain expenses. We see further decline in our high margin 200 millimeter SMIF sales during the March quarter, but the impact to gross margin will be modest, as these product lines, as of December, represented less than 15% of the sales mix anyway.

                  More apparent will be cyclical declines in some of the high-margin quick turn products that benefited mix in the third quarter. In addition, although our fixed cost base is getting smaller and more efficient, we cannot avoid some impact from volume. We therefore anticipate that we can achieve gross margin for the March quarter in the range of 30% to 31%. As we look further out, assuming no significant changes in mix or volume, our current schedule for cost reduction indicates that we should be able to add approximately 2 points of gross margin over each of the next two quarters. From there, if we have the opportunity to repeat the volumes we achieved during the last upturn, with current mix assumptions, our model assumes a gross margin at ATI in the range of 40%.

                  At Asyst Shinko, in the third quarter, gross margin was 10%, which was within guidance. Gross margin generally improved as a result of better pricing on recent projects that have begun to flow out of backlog, and gross margin on semiconductor projects exceeded 20%. However, this was largely offset by additional installation costs on our large flat panel project. Although our most recent cost estimate indicates that the project on the whole is still profitable, the level of profitability has not met our objectives. We remain convinced that ASI has the technical and engineering talent to win in this market, but we still have considerable work to do to improve cost estimation and operational management of these large, flat panel display projects at ASI.

                  Although this large project is expected to represent roughly the same percentage of the mix in the March quarter, we believe we can again show improvement in ASI's gross margin.

                  Looking into the June quarter, we expect to see even less of this project in the sales mix, and believe that we can begin to see ASI's gross margins reach into the mid teens. Our objective over the next several quarters is to work our way back to sustainable ASI gross margins of at least 20%. Current ASI backlog moves us in the right direction, and through disciplined pricing and supply chain initiatives, we believe we can reach our objective by the end of the next fiscal year.

                  In conclusion, we are hitting or exceeding our manufacturing targets at ATI, where we have a strong manufacturing partner and a world-class team driving continuous improvements in cost and customer satisfaction. With our operating expense reductions beginning to kick-in and our current pace of gross margin improvements, we are positioned to achieve operating break-even at approximately $50 million at ATI within two quarters, and to deliver significantly greater profitability from ATI during the next upturn.

                  At ASI, we believe we have taken several steps forward in the quality of the backlog and we are continuing our market share leadership in 300 millimeter AMHS. We also have advanced our learning about the costs and challenges related to flat panel display AMHS, which will improve our business decisions in that area of the business. With that, I'll turn the call over to Steve Schwartz. Steve?

Steve Schwartz:   Thanks, Warren. The third quarter marked an inflection point for the company, as it brought into sharp focus two compelling facts about where we are today, one related to ATI, and the other to ASI. At ATI, results in the third quarter evidenced that we are successfully transforming the business from its roots in 200 millimeter SMIF and captive manufacturing to a new company with a fresh, 300 millimeter portfolio and a flexible, outsourced manufacturing model.

                  Our improvements in gross margin and operating metrics in the most recent quarter was a validation of everything that Warren and his supply chain organization have been doing for the past year. His group has delivered on the promise of the business model, both in terms of absolute cost reduction and cyclical flexibility.

                  To put this in perspective, in the June quarter we achieved a 36% gross margin at ATI. Our high margin 200 millimeter SMIF represented 44% of the sales mix, and our total sales at ASI-- I'm sorry, at ATI, were $72 million. In the December quarter, SMIF represented only 15% of sales, and total sales declined by 27%, but gross margin only came down by 1 point. This is the type of performance we've envisioned, and we are confident that this is the right manufacturing model for running this cyclical business more rationally and more profitably. We are confident in our ability to execute continuing improvements in cost and operating metrics.

                  The transformation of ATI also is evident in the contributions from new products, such as the Spartan Sorter, which in the December quarter represented 5% of sales, and is expected to exceed 15% of sales in the March quarter. Spartan is still a new product, and in its first quarter of substantial revenue, the gross margin contribution was typical of a new product. We are only at the beginning of the commercialization phase that will position Spartan as a high gross margin product with leading market share. Spartan continues to win in every technical evaluation, and we are booking repeat orders from early adopters of the system. We have now received orders for more than 100 units, and our momentum is building. With by far the highest average selling price of any product in our portfolio, the Spartan Sorter is poised to make a significant contribution to the ATI P&L in coming quarters.

                  Our newest software products are also gaining traction in the marketplace. We have multiple wins for our new EIB Connectivity Software in back end and front end manufacturing applications, as well as multiple OEM wins for the On Tool version of the same software. In addition, our existing Conx 300 and Secs/Gem software products logged six OEM design wins during the third quarter.

                  We are continuing to lead the market for RFID products. We had a record year in 2004 and saw these products represent 15% of our sales for the calendar year. Our market share in RFID exceeds 60% and we have high margins in that business consistent with our market leadership. Recent wins in RFID include two new 300 millimeter projects in Taiwan.

                  And finally, we announced recently that the tool front end version of the Spartan platform was selected by Mattson for their newest tool. We believe that Spartan can achieve both market share gains and profitability in the tool front end market, which represents a $200 million incremental market opportunity for Asyst.

                  Now I'd like to shift my comments to ASI.

                  The events that came to light at ASI during the quarter, as well as our process and control issues in that organization, highlighted the severity of our challenges and the need to accelerate the pace of process and profit improvement. ASI once again had a solid bookings quarter -- in fact, their best quarter ever for semiconductor bookings. Among our AMHS wins in the quarter was the first 300 millimeter fab for a large Japanese chip maker, which continues our leadership in the Japan market. We also received orders for multiple phases from a large existing foundry customer in Taiwan, as well as a second 300 millimeter fab for an existing DRAM customer in that country. This marks the third consecutive quarter of semiconductor bookings growth at ASI on a rolling, two quarters basis.

                  Also at ASI, we achieved gross margins in the semiconductor business in excess of 20%. This is the type of gross margins we saw in the business as recently as one year ago, before ASI's business volume expanded so dramatically. It also has been the assumed baseline upon which we expect to add gross margin improvements through supply chain and cost reduction initiatives.

                  It is clear that in general, we understand the semiconductor business at ASI. We've maintained high market share and high customer satisfaction, the cost estimates have been reliable, and we recently have been able to maintain improved pricing, as semiconductor customers recognize the value that ASI provides.

                  It's also clear that despite ASI's runaway success as a significant market share winner in the flat panel display market at Gen 6, we do not yet have our arms around the commercial side of ASI's flat panel display business. ASI has had difficulty accurately estimating project costs, and efficiently managing the installation of these large projects, which has resulted in poor margin performance and many surprises.

                  We have two solid flat panel customers, and we believe that both of these customers will be sources of follow on business that is awarded in relatively bite-size pieces. We do much better with projects of this magnitude, and will continue to take this business. However, we've stumbled on large projects and we need to significantly improve our cost estimation and project management capabilities before we take another large piece of business. We're using what we've learned to guide these process improvements.

                  Finally, we're at a point in the cycle where managing cash will be critical, and with our outsourced model and our recent restructuring at ATI, we are positioned to manage cash flow in the near term and to accelerate profitability when the cycle moves up.

                  Despite its many challenges, ASI has low operating overhead and we believe that business also is positioned to weather the current downturn in sales. As I mentioned in December, our initiatives at ATI and ASI are focused on the current challenges, as well as what Asyst could look like 18 months from now. We are continuing to invest in critical new products and new capabilities that we believe will shape the future of how fabs automate the movement and handling of material. We believe that these investments, combined with more predictability and profitability out of ASI, will deliver value to our customers and shareholders in the quarters ahead.

                  That concludes our formal comments, and I'll ask the operator to come back on so we can field your questions. Operator?

Operator:         Thank you, sir. Ladies and gentlemen, at this time, we'll
                  begin the question and answer session. If you have a question, please press the star, followed by the one, on your push button phone. If you would like to decline from the polling process, press the star, followed by the two. You will hear a three-toned prompt acknowledging your selection. Your questions will be polled in the order that they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment, please, for our first question.

                  Our first question comes from Stuart Muter with RBC. Please go ahead with your question.

Stuart Muter:     Yeah, thanks. Good afternoon. Question for Warren -- you
                  talked about some of the plans to improve gross margin at ATI and ASI. And I just wanted to get a sense of how much of that improvement now is down to design changes versus working on the supply chain?

Warren Kocmond:   Hi, Stuart. I think there's different segments of our
                  business. In the ATI part of it, there are still some wins to be had through the supply chain, but there's still also a fair amount, from a design perspective. On the ASI part of the business, we think there's actually substantial supply chain opportunity and what I guess I would categorize as commercial opportunity to do up second sourcing and low-cost regional type activity, so again, I think that we have a couple of different opportunities here.

Stuart Muter:     OK, that's helpful. And a question for Steve -- you mentioned that at this point you're not looking at large projects in flat panel until you kind of better understand the cost estimation process. How long do you think it will take before you are at a point that you can go out and chase some of the larger projects that maybe, you know, a little bit further out there this year, but perhaps are out there, towards the end of the year?

Warren Kocmond:   Stuart, we like to think we have some opportunities in the second half of calendar year '05.

Stuart Muter:     And you will be ready for those?

Warren Kocmond:   We will be.

Stuart Muter:     OK, thank you.

Operator:         Thank you. Our next question comes from CJ Muse with Lehman
                  Bros. Please go ahead with your question.

CJ Muse: Yeah, good afternoon. I was hoping to get a sense of the revenue opportunity for your base business, so if you could talk a little bit about that opportunity for 300 millimeter fab, as well as, if you could, break down the bookings for the base business by product area?

John Swenson:     Hi, CJ, it's John. So, revenue opportunity at 300 millimeter is consistent with where it's been. It's-- between AMHS and ATI, it's around $130 million. ATI stand alone is about 80 of that, but of course roughly half of that chunk is the atmospheric tool front end business, which as you know is very fragmented, and that's what we're attacking with the Spartan EFEM as well as our stand-alone loadport and robot business. What was the second half of your question?

CJ Muse: In terms of the base business bookings this quarter, can you give a sense, between the various product areas?

John Swenson:        You know, we don't break that out, CJ. It's pretty much
                     spread across the whole product set, with the exception of 200 millimeter. It's pretty much all 300 millimeter and of course, most of it these days is OEM.

CJ Muse: OK. And in the press release, non-GAAP EPS guidance was a 10 to 14 cent loss, and on the call, I think I heard 12 to 16 cent loss. Can you clarify that, please?

John Swenson:        For non-GAAP EPS? So, it's probably just share count
                     assumptions there, CJ, but 10 to 14 cents is the guidance.

CJ Muse:             OK, great. Thank you.

Operator:            Thank you. Our next question comes from Bill Ong with
                     American Technology Research. Please go ahead with your question.

Bill Ong:            Yes, since the ATI business is a bit more predictable, how do you see how the ATI business is going to trend to the rest of 2005, just on a qualitative level? And also Brooks talked about their business would probably flat to up, sequentially, up 5% sequentially in the March quarter, so maybe you can talk a little bit about why do you think your business is down, just on regional or product strength or weaknesses, and sort of contrast the two companies? Thanks.

Steve Schwartz:      Hi, Bill, this is Steve. Bill, we're going to-- the ATI
                     business is going to follow largely the OEM investment, so we've guided revenue down. That's what the backlog looks like right now. I can't comment as to Brooks holding flat.
                     But right now, our mix is going to drive us, so that the ATI core business, at least from an OEM standpoint, will be down. We feel confident about this- the rest of 2005, because we think there's a lot of positive momentum. We're not prepared to comment on it yet, but we'll certainly participate as the market picks up.

Bill Ong:            OK, thanks.

Operator: Thank you. Our next question comes from Steve ORourke with
                     Deutsche Bank. Please go ahead with your question.

Steve ORourke:       Thank you, good afternoon. Steve and Warren, could you help us understand, what is the issue with cost estimation at ASI and how can you kind of get around that in the near term?

Steve Schwartz:      Steve, let me start with the first part. Cost estimation,
                     we think, for semiconductor is exceptional, actually. We do a very good job, from an estimation standpoint. We have a lot of history, like components, we understand the supply base extremely well. Even the repeat components on the flat panel part, we've done a much better job on the second Gen Six project compared to the first one, as we used all the experience on the first one. The aspects that we have right now are a little bit unique, related to a pretty massive installation of 130 plus million dollar project, but from a hardware component and standpoint, pretty well-understood, pretty well controlled.

                  In terms of the ability to predict the revenue, because of the percentage of completion method we use to recognize revenue, as we incur cost, as we receive material, as we do buildout, that drives the recognition of revenue. That's a little bit tougher to predict, based on the delivery by our suppliers and the availability in the fab, for example, to go in and do more work to complete a project. But semiconductor is very solid. We understand that business particularly well. The flat panel part has bee problematic, and we just continue to make improvements. We're not nearly where we need to be, because we've got to get that close to an understanding level as we have for semiconductor.

Warren Kocmond:   This is Warren -- I was just going to add to that, that on the installation front again, it's, in some respects, like a large construction project, so there are a lot of people involved with the process, and so on a weekly basis, of course, as you're talking about 100s of people, then the ability to continually monitor that is something we're trying to improve in.

Steve ORourke:    So is it more of a cost-revenue matching issue as opposed to an understanding what your ongoing costs are going to be? Is that what I'm hearing you say?

Warren Kocmond:   No, that's not what I was implying. Again, it ends up being more an ability to continually estimate exactly what the run rate is and how it expects to look in future weeks or months.

Steve ORourke:    OK, and just one follow-up -- Warren, when you look at the supply chain for ASI, how outsourced is this, compared to where you think you can take it? Are you at the beginning phases of trying to do this?

Warren Kocmond:   Yeah, in fact, we are very much at the beginning of that
                  process and one of the things that I think is very encouraging to me and the team is that we've now done this at ATI pretty successfully over the last three quarters. And in fact, it's going along at a rate that has exceeded my expectations, so we know how to do it. And so our ability to bring this same methodology to the ASI supply chain, I think, is pretty good.

                  Having said that, again, a lot of the opportunity that exists from both a commercial perspective and second sourcing is where you have the most leverage and so we think we can do this pretty well.

Steve ORourke:    And you've made a comment that by the June quarter, maybe you could start to push ASI gross margins up into the mid-teen area. I understand that's not guidance, but is that because of supply chain improvements or is that kind of attacking some of the low-hanging fruit that doesn't quite cut into supply chain improvements yet?

Warren Kocmond:   I think it's a combination of both, because we're at the very beginning of the supply chain process and admittedly, even after we start to really get engaged, before it really pays out will be a couple of quarters. But having said that, I think that we're also going to continue to see some of the business that's falling out of the pipe that isn't of the higher gross margin, kind of come to a conclusion, and so the remaining business should help us.

Steve ORourke:    OK, thank you.

Operator:         Thank you. Our next question comes from Brett Hodess with
                  Merrill Lynch. Please go ahead with your question.

Brett Hodess:     Good afternoon. In your remarks, you mentioned that you've had trouble with the cost estimation on AMHS. And I'm wondering if you could elaborate on that and tell us what you're doing to improve the cost estimation and also is it because of internal issues or is it because of a combination of internal issues and difficulty estimating the pricing as well?

Steve Schwartz:   Hi, Brett, this is Steve. Brett, I think we-- the comments that we made, from a semiconductor standpoint, we understand it pretty well and we have a good estimation, cost estimation, process. We're working now to make sure that we employ the same process in the flat panel. One of the things that Warren's done is worked with ASI to restructure that organization to beef up resources, to go through a few more iterations in the estimation process, to make sure that there's more diligence and more accuracy. We're confident that the backlog that exists in ASI is much more reflective of what the estimates are for cost and for gross margin. Pricing is pretty clear. So we think a lot of activity that's gone on in the past quarter gives us a lot more confidence about the backlog that's there. We need to continue to improve, particularly as it relates to the installation process, but I think at the parts and supply and manufacturing, we've made significant improvements. We understand it pretty well.

Brett Hodess:     OK, and the second question, when you look at the semi AMHS side, you know, you noted that you had some good momentum in Taiwan with foundry and DRAM. Is the ability to win business in semi AMHS, do you find it's more of a regional and you know, if you will, by country kind of mentality, where you can show the benefits of the product, et cetera? Or is it more by-- or do you have more success looking at, like, specific markets, like foundry versus DRAM versus logic or something like that?

Steve Schwartz:   Brett, I think it's customer to customer. It's not necessarily region. I think the ASI, far and away, is the market leader at 300 millimeter, but we don't have a strong presence in Korea, for example, so otherwise it's customer by customer. We participate in foundry and DRAM in IDM, as competitors of AMHS, not necessarily by the type of the factory nor the region.

Brett Hodess:     Very good, thank you.

Operator:         Thank you. Our next question comes from Timothy Arcuri with
                  Smith Barney. Please go ahead with your question.

Timothy Arcuri:   Hi, guys. Actually I had a number of questions. First of all,
                  I want to ask a question about backlog. I seem to remember, in my years covering this business, that roughly when a big AMHS project is booked, that the opportunity is roughly between $30 million and $40 million. And you know, given your commentary about what was booked, kind of in terms of, you know, projects, it sounds like you booked the vast majority of a number of projects, and so I guess my first question might be, should we expect bookings on an overall basis, you know, since you kind of harvested a lot of the semiconductor opportunities out there, should we expect bookings to be down pretty significantly in the March quarter?

Steve Schwartz:   Tim, let me start. We had far and away a record in
                  semiconductors, so although we don't guide bookings, you can imagine that another quarter of that magnitude might be a surprise for us. But I want to correct one number -- the AMHS number, historically, I think was $30 million to $40 million, maybe, per fab. What we're finding is that these opportunities are quickly growing to $60 million and $70 million, per factory. Now it comes in phases, but by the time some of these big factories are built, they're considerably larger than $30 million to $40 million.

Timothy Arcuri:   OK, OK, Steve, thanks. I guess then maybe let me ask it this way -- if I look at your backlog, number one, how much of it is shippable within the next six months, and number two, how much of it is flat panel related?

Steve Schwartz:   Tim, I'm going to do a quick scrub here. The flat panel, we mentioned on the big project, about 27% of that project has yet to come, so that's roughly $40 million left on the big project. And the other parts of it, that are in the backlog, are considerably less. So the majority of what we have is the one big project. We probably have about $50 million of flat panel backlog right now. The rest is semiconductor.

Timothy Arcuri:   And then how much of that, do you think, is shippable the next six months? It seems like some of this stuff that was booked might be, you know, revenue out into September and maybe even
                  December, so how do you think about that?

Steve Schwartz:   Tim, most of what's in backlog is shippable over the next
                  couple of quarters.

Timothy Arcuri:   So, do you have any specific number as to-- so substantially all of it should be revenue in the next six months?

John Swenson:     Tim, this is John. A significant portion-- you know, we get customers-- with AMHS, customers moving chunks out and then booking new stuff and pulling it in for the same factory, so it's kind of tough to calendarize this stuff for you more specifically, but in general, most of it is going in between now and the end of the June.

Timothy Arcuri:   OK.

John Swenson:     $100 million of semi backlog, give or take, Tim.

Timothy Arcuri:   Yeah.

John Swenson:     Most of it is shipping over the next five to six months.

Timothy Arcuri:   All right, that helps. And just quickly, the last one, what is break-even right now, operating break-even, in both ASI and ATI, and then I'm done?

Steve Schwartz:   Hi, Tim. We kind of alluded to the fact that the progress
                  we're making puts, for the June quarter, I'm going to give you for the June quarter, the ATI business, about $50 million. And unfortunately, at this point, where we've been with ASI, ASI has always been break-even, so we were- and this is a disappointment. We were breaking even at $25 million a quarter and we're roughly breaking even at $100 million, so that's the project that we have going on right now, so when we-- two years ago, when it was $25 million a quarter, it was break-even. Our issue right now is how do we make it profitable at anything above $25 million?

Timothy Arcuri:   Right.

Steve Schwartz:   So we're in the middle of a range where we ought to be a lot more profitable at ASI.

Timothy Arcuri:   Yep, understood.  Thanks, Steve.

Operator:         Thank you. Our next question comes from Ben Pang with
                  Prudential. Please go ahead with your question.

Ben Pang:         Hi. On the ATI, what percentage of the ATI business is
                  non-OEM?

Steve Schwartz:   The-- of what's in backlog, or just in general, Ben?

Ben Pang:         General.

Steve Schwartz:   Just in general, you know, it's pretty lumpy, but it's about
                  60% OEM, 40% direct to the fab, and we want to invert that and build the fab piece, for sure.

Ben Pang:         And is the OEM stuff primarily a turns business?

Steve Schwartz:   With the exception of a couple of customers, it's--

Warren Kocmond:   As a whole, yeah, it is. This is Warren. And depending on
                  longer term planning, sometimes not, but as a whole.

Ben Pang:         So on the gross margin improvement, could you give a little more color on that ATI for this quarter that just passed, and I think you mentioned that, you know, you got both better pricing and you know, just the volumes are a lot higher. Could you go over-- give a little more color on that?

Warren Kocmond:   Actually, I didn't say anything-- or I don't believe I said anything about pricing, per se, other than at the end of the end of the quarter, we did manage to bring in some higher-margin material like spares and some of our other, STS-type products. But in general, what we've seen is an ability to drop the overall manufacturing COGS and at the same time, the material cost, at about the same rate. And so those are the two items that are generally contributing, that we think we can continue to manage, going forward, both with our outsource model and even the remaining manufacturing infrastructure that we have left.

Ben Pang:         But you are expecting the ATI gross margin to be back down to the 31% level, right?

Warren Kocmond:   That's what I-- that is what I mentioned, that we thought we could see, around 30, 31% next quarter.

Ben Pang:         And what would have to- what happens- or how does that- what changes in the quarter that would get that back up to 35, in this, you know, in this March-ending quarter.

Warren Kocmond:   I think in out quarters, as I mentioned, at this kind of an infrastructure, with increases in volume, we'd start to see the margins that we've talked about in the past, that were part of our model. But equally importantly, as I also mentioned, we expect to see a couple points improvement per quarter over the next quarters and potentially even over the next three quarters, as it relates to getting better and better at the outsource model that we have in place now.
                  Combine that with the Spartan product that begins to displace some of our less high-margin product that we've talked about in the past, being the potentially mid 40s range, we start to see, I think, a pretty good opportunity.

Ben Pang:         So the Spartan product will be a turns product, right? I mean, it's going to be a turns business, right?

Warren Kocmond:   I think-- I think that some of it will be, but I think perhaps less than our other products, given that, one, it's a relatively high ASP and it's also a sorter, though clearly we've talked about getting it more and more into the EFEM business. That segment will probably be a turns business, the sorter, not as much.

Ben Pang:         And you mentioned the 200-- or the market opportunity for the tool front end is $200 million. What's the market opportunity, this year, calendar 2005, for the sorter?

Steve Schwartz:   We think it's around 80 to 100 million, John is telling me, which is about what we've been saying for the last couple of quarters.

Ben Pang:         OK, so 80 to 100, so the tool front end is about two times?

Steve Schwartz:   Yeah, roughly.

Ben Pang:         OK, and last question, on the AMHS, I know a couple of
                  quarters ago, you mentioned that you were not going to be chasing business in terms of lowering the pricing. Can you comment on where the industry is at right now? Is the pricing pressure the same as it was a few quarters ago? Has that stabilized on the AMHS side for semiconductors? Thanks a lot.

Steve Schwartz:   We're doing a little bit better on pricing, actually, with the
                  AMHS side. I won't say it's dramatically better, but we're doing a little bit better on pricing than we had been over the past few quarters.

Ben Pang:         And is there any particular change in the outlook for the
                  industry that's caused that, or why is that?

Steve Schwartz:   Well, we continue to make product improvements for the
                  factories, and when a customer has a chance to build another factory, they insist on some improvements to what exists in the fab, and we're able to charge for that.

Ben Pang:         OK, thank you very much.

Operator:         Thank you. Our next question comes from Patrick Ho with Moor's
                  & Cabot.

Patrick Ho:       Thanks a lot. First off, going forward, do you expect any
                  other, I guess, legal or one-time charges relating to what your experience with the ASI last quarter?

Bob Nikl:         Patrick, this is Bob. No, I feel rather confident that the worst is behind us now. The fact that we'll be making a timely
                  Q filing tomorrow is a terrific metric to assess that progress, so the answer is no, I don't believe so.

Patrick Ho:       OK, great. And related a little bit to, I think, Ben's last question, about the AMHS and the pricing issue, I think, Steve, you just said that things are getting a little bit better on that front. Can you comment, I guess, on the flat panel display, what's, I guess, holding you back on, I guess, any pricing improvements? Is it still more on your end, or is it still convincing the customers that the value proposition is there, because it sounds like you're getting, you know, the big orders, but the pricing hasn't been favorable yet to this point.

Steve Schwartz:   Yeah, Patrick, it's a little bit tougher -- when you have two customers, it's a little bit tougher to talk about a pricing trend. We did better with customer two than we did with customer one. Ours is about accuracy and the amount of spending that we incur when we're installing the projects right now. But you know, pricing can always be better. It's tough to differentiate in this market. We're OK with the pricing that we have. We've got to manage the costs better.

Patrick Ho:       OK, so do you think part of the pricing that you're
                  experiencing, at least on the flat panel display side of things, is dependent on you getting your costs better and then, you know, perhaps getting the better margins off at that end?

Steve Schwartz:   Yeah, both are going to be necessary, but we think we know what we need to do to improve in the flat panel business.

Patrick Ho:       Great.  Thanks a lot.

Operator:         Thank you. Our next question comes from Jay Deahna from JP
                  Morgan. Please go ahead with your question.

Jay Deahna:       Thank you and good afternoon. A couple of questions. The first one is, on future flat panel AMHS systems, what do you think you can average from a gross margin perspective? That's the first question. And the second question is, how many different fabs were included in the AMHS orders for semiconductors this quarter, and what's the timing on the install of those systems?

Steve Schwartz:   Hi, Jay, this is Steve. About the flat panel display, we
                  imagine that that business could be about a 20% gross margin business. Tough to do more than that, but we think reasonable to get to that level.

Jay Deahna:       Just on that one, compared to where you've been, kind of in the flat to 10% range, I think you sort of touched on it in an earlier question, but if you can give a little bit more detail, how do you get to 20?

Warren Kocmond:   Well, actually, Jay, I-- this is Warren. I think a bulk of it, in fact, does end up being the cost, as we've probably said a number of times now. And from my perspective, again, the supply chain has a significant opportunity, both in flat panel and semiconductor. In fact, I think that's where the bulk of the opportunity lies again, is in the supply chain. Over time, as we continue to improve the infrastructure that manages the processes there, I think that's going to get better, too. You know, each one of these things potentially ends up being two or three points. Obviously the supply, I think, a bit more than that, but combined, I think that's where it comes from.

Jay Deahna:       OK.  And then on the AMHS semiconductor side?

John Swenson:     Jay, this is John. Actually, eight different customers, eight different 300 millimeter customers.

Jay Deahna:       Wow.

John Swenson:     But 12 separate projects, if you will. You know, phases of different fabs.

Jay Deahna:       And what's the timing on the rollout of these?

John Swenson:     We said on the prior question that most of it is going to ship over the next six months or so.

Jay Deahna:       Six months? OK. And does any- do any of those orders reflect some of the upside in the capital spending guidance in some of the big chipmakers have laid out there, or is that all still out in front, from an order perspective?

Steve Schwartz:       Jay, probably some of it's in there, because a couple of
                      the orders were a little bit bigger than we thought.

Jay Deahna:           I see.  Great.  Thank you.

Operator: Thank you.  Our next question comes from Bill Lu with Piper
                      Jaffray. Please go ahead with your question.

Bill Lu: Hi, this is [inaudible] for Bill Lu. I just have a quick question -- do you see the activities picking up, in your engagements with your OEM customers recently?

Warren Kocmond:       I don't know that we've seen it picking up. It's been
                      about the same rate that it's been for some time. In some cases, actually, a little bit down.

Unidentified:         I see, I see. I think you mentioned a little bit about
                      the projects going in 2005. Can you give some, you know, outlook, particularly for projects in Japan? Are you seeing any delay or pushout or are things progressing as you expected?

Steve Schwartz:       For projects in Japan, actually, things are picking up a
                      little bit.

Unidentified:         I see.

Steve Schwartz:       So we've been pleased by the progress and things are
                      going faster rather than slower in Japan, at least at three fabs.

Unidentified:         I see.  OK, thank you.

Operator:             Thank you. Our next question comes from Rob Stern with
                      Needham & Company. Please go ahead with your question.

Rob Stern:            Yes, could you discuss what you think taxes will be for
                      the March quarter and give some guidance for next year?

Bob Nikl:             Rob, hi, it's Bob. As far as taxes, it's pretty much an
                      inconsequential part of the P&L profile, from the standpoint of what we call ATI or traditional Asyst, because of the NOL position. With regard to ASI, while we haven't yet developed a firm forecast for next year
                      -- we do pay taxes at the rate of about 40% on Japanese profits. Did that answer your question?

Rob Stern:            Yeah. Well, I mean, the taxes, quarter to quarter this
                      year, have kind of bumped around a little bit, so I'm just, you know, wondering what's been changing between all the quarters?

John Swenson:         Robert, this is John. So the Japanese statutory rate is
                      42%, and that's going to be pretty consistent, quarter to quarter, based on the ASI profit before tax. The only reason it's going to jump around, consolidated, is going to be because of the mix, you know, from which entity you've got the profit coming from. So that's why we provide you a segment P&L, so you can see where the taxes are.

Rob Stern:        Thanks.

Operator:         Thank you. Our next question comes from Mark Fitzgerald with
                  Bank of America. Please go ahead with your question.

Mark Fitzgerald:  Thanks. Can you give us some visibility on the pipeline for the flat panel business right now?

Steve Schwartz:   Yeah, Mark, this is Steve. We are not active, if you will, in any of the major projects that are coming right now. We think second half of the year, we'll have a chance at a pretty significant project, at least from the chance to quote and bid.

Mark Fitzgerald:  OK. And when you look at these flat panel projects, are you guys accruing any leverage on the engineering cost or is that-- you know, you're going to be developing the wheel every time you go after one of these projects?

Steve Schwartz:   No, it's one of the reasons we stayed at gen six, because we were able to leverage almost everything we'd done for the first customer in Korea to the second customer in Taiwan.

Mark Fitzgerald:  And the projects in the pipeline, are those gen six as well?

Steve Schwartz:   The stuff that we have in backlog and in the pipeline is
                  repeat business from those same two customers.

Mark Fitzgerald:  OK, thank you.

Steve Schwartz:   Yep.

Operator:         Thank you. Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one, at this time. As a reminder, if you are using speaker equipment, you'll need to lift the handset before pressing the numbers.
                  Gentlemen, there are no further questions at this time. Please continue.

John Swenson:     That will conclude the call for today. Thanks very much for joining us, and the team will be here in Fremont for the rest of the afternoon if you have any questions. Thanks a lot.

Operator:         Thank you. Ladies and gentlemen, this concludes the Asyst
                  Technologies Third Quarter 2005 Fiscal Year Conference Call.
                  If you would like to listen to a replay of today's conference call, please dial 303 590 3000, followed by the passcode
                  11022570. Once again, if you would like to listen to a replay of today's conference, please dial 303 590 3000, followed by the passcode 11022570. You may now disconnect and thank you for using ACT Teleconferencing.

                                       END